                                                                      EXHIBIT 11

                                TV FILME, INC.
                  Calculation of Net Income (Loss) Per Share

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
                                                         YEAR ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                                                    --------------------------------       ----------------------------
                                                       1993       1994        1995               1995          1996
                                                    ----------  ---------  ----------      -------------  -------------
Weighted Average Shares Outstanding                 2,206,653   3,796,796  4,997,240       4,997,240      6,193,996

Shares and Warrants Issued during 12 months
    prior to filing of Initial Public Offering      3,088,700   3,088,700  3,088,700       3,088,700      1,891,944
                                                    ----------  ---------  ----------      -------------  --------------
TOTAL SHARES                                        5,295,353   6,885,496  8,085,940       8,085,940      8,085,940
                                                    ==========  =========  =========       =============  ==============

NET INCOME (LOSS) (in thousands)                        ($516)       $518    ($2,217)          ($656)         ($459)
                                                    ==========  =========  =========       =============  ==============
NET INCOME (LOSS) PER SHARE                             ($0.10)     $0.08     ($0.27)          ($0.08)        ($0.06)
                                                    ==========  =========  =========       =============  ==============
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